Exhibit 10.1

Execution Copy

EXECUTIVE GRANT AND SEPARATION AGREEMENT

This Executive Grant and Separation Agreement (the “Agreement”) is entered into as of May 12, 2014, by and between APPROACH RESOURCES INC., a Delaware corporation (the “Company”), and RALPH P. MANOUSHAGIAN, an individual residing in the State of Texas (“Employee”).

RECITALS

WHEREAS, Employee has been employed by the Company pursuant to the Employment Agreement between the parties effective as of January 24, 2011 (the “Employment Agreement”);

WHEREAS, Employee has previously been awarded restricted shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”) pursuant to separate grants on each of November 14, 2007, June 3, 2009, August 6, 2010, March 7, 2011, February 21, 2012, and February 20, 2013 (collectively, the “Restricted Stock Award Agreements”) and under which Employee holds 66,684 outstanding unvested shares subject to performance and time vesting requirements;

WHEREAS, the parties desire to enter into this Agreement to, except as otherwise provided herein, supersede and fully replace all provisions of the Employment Agreement and set forth the terms of the separation of Employee’s employment from the Company and Employee’s release of any claims or causes of action that he may have arising from his employment with the Company, including but not limited to any claims arising from the separation from such employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:

TERMS

1. Separation of Employment. The parties acknowledge and agree that Employee’s employment as Executive Vice President, Land and all other positions with the Company and all subsidiaries and affiliates will end effective on May 16, 2014 (the “Separation Date”).

2. Consideration. Employee acknowledges and agrees that, but for entry into this Agreement, the Company has no obligation to pay Employee the sums specified in Paragraph 3 below and that said sums are fair, adequate and independent valuable consideration for the promises, releases and waivers contained in this Agreement. Provided Employee executes this Agreement within the twenty-one (21) day period referenced below (and is not revoked by him within seven (7) days of such execution), Employee shall be granted the following consideration:

(a) Cash Severance – Salary and Vacation Days: Pursuant to Paragraph 7(e)(i) of the Employment Agreement (dealing with a non-renewal of the Employment Agreement) and subject to the terms described therein, Employee shall be paid a lump sum in cash equal to 150% of Employee’s current base salary, or a total of $360,000, less required tax withholdings, within 20 days after the Separation Date. In addition, on or before the date of payment set forth in the preceding sentence, Employee shall be paid a lump sum amount in cash, less any required withholdings, for Employee’s accrued, unused vacation days at the rate of $923 per day. As of the day this Agreement is signed, Employee has 27.5 days of accrued, unused vacation days.

(b) [Intentionally omitted.]

(c) Cash Severance – Continuation of Other Benefits: Pursuant to Paragraph 7(e)(iii) of the Employment Agreement, at the time of the payment of the amount set forth in Paragraph 2(a) above, Employee shall be paid a lump sum in cash a total of $19,070, less required withholdings, attributable to health coverage for Employee during the applicable 18-month COBRA continuation period.

(d) Restricted Stock: Pursuant to Paragraph 2(b) of the Restricted Stock Award Agreements, as of the Separation Date, all of Employee’s 66,684 outstanding unvested restricted shares shall be forfeited entirely and for no consideration.

3. Grant of Restricted Stock Units. Pursuant to the Restricted Stock Unit Grant and Agreement, attached hereto as Appendix A, Employee shall be granted the number of Restricted Stock Units listed in such agreement on the date provided thereunder.

4. Prior Rights and Obligations. This Agreement extinguishes all rights, if any, which Employee may have, contractual or otherwise, relating to or arising out of his employment with the Company. In entering into this Agreement, Employee expressly acknowledges and agrees that he has received all leaves (paid and unpaid) to which he was entitled during his employment and, as of the date that Employee executes this Agreement, he has received all wages and been paid all sums that he is owed by the Company, except for amounts remaining to be paid under this Agreement.

5. [Intentionally omitted.]

6. Return of Company Materials and Confidential Information. Employee agrees that, as of the Separation Date, he has returned to the Company: (a) all Company documents and other materials, including without limitation, electronic or “hard” data, bank files, software, computers (laptop or otherwise), policy manuals, office supplies, keys and any other tangible item belonging to the Company; and (b) all confidential and/or proprietary information in his possession, including but not limited to, any customer information or records, strategic plans, business policies, financial information, intellectual property, methods of operation, implementation strategies, and any documents or materials consisting of or containing the Company’s trade secrets or other legally protectable information in his possession or in the possession of any person or entity acting on his behalf.

7. Release, Covenants, and Continuing Obligations.

(a) Release: Employee agrees to release and discharge the Company and any parent, subsidiary, predecessor, successor, assign or affiliated entity, along with their respective past, present, and future owners, partners, officers, directors, employees, agents, attorneys, successors, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, severance, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, wages, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that Employee executed this Agreement, including without limitation (i) any alleged violation of: (A) the Age Discrimination in Employment Act of 1967; (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act; (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act; (H) the National Labor Relations Act; (I) the Occupational Safety and Health Act; (J) the Family and Medical Leave Act; (K) any state or federal anti-discrimination law; (L) any state or federal wage and hour law; (M) any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any and all claims for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims he may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement or stock award plan or agreement with any Company Party, including without limitation the Plan, Restricted Stock Award Agreements, STIP and Employment Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in Paragraph 2 and 3 of this Agreement, any and all potential claims of this nature that he may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement with the Equal Employment Opportunity Commission (“EEOC”), or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Further, in no event shall the Released Claims include: (i) any claim which arises after the date this Agreement is executed by Employee, including any claim to enforce his rights under this Agreement; or (ii) any claim to any vested benefits under an employee pension or retirement plan. Finally, Employee represents, warrants and agrees that at the time that Employee signs this Agreement, he has not brought or joined any claims, appeals, complaints, charges or lawsuits against the Company Parties and has made no assignment, sale, delivery, transfer or conveyance of any rights he has asserted or may have against any of the Company Parties with respect to any Released Claim.

(b) Non-Disclosure of Agreement: Employee agrees that, except to the extent disclosed in any public filings required by law, the terms of this Agreement are confidential and that he will not voluntarily disclose to any third person, apart from his attorney, tax advisors and immediate family, the existence, terms or conditions of this Agreement or to cause any third person to disclose the existence, terms or conditions of this Agreement, except as required by law or compelled by any governmental authority. If required by law or compelled by a government authority to involuntarily disclose the existence, terms or conditions of this Agreement, Employee agrees to give the Company at least five (5) business days’ notice.

(c) Non-Disparagement: Both Employee and the Company agree that the Company will communicate no adverse or derogatory information to anyone concerning Employee or his employment, and Employee, likewise, will communicate no such information concerning the Company or any persons, corporations or other entities having any relationship with any part of the Company.

(d) Non-Disclosure of Confidential Information: Paragraph 14 of the Employment Agreement is incorporated in its entirety by reference herein.

(e) Non-Competition, Non-Solicitation: The purpose of Subparagraphs 7(d) and 7(e) are to protect the Company from unfair loss of goodwill and/or business advantage.

(i) Paragraph 15 of the Employment Agreement is incorporated in its entirety by reference herein. To the extent there are any inconsistencies between that Paragraph 15 and this Agreement, this Agreement controls.

(ii) Notwithstanding the foregoing, Employee further agrees that for the period during which any Restricted Stock Units granted pursuant to the Restricted Stock Unit Grant and Agreement continue to vest, or for one (1) year following the end of the Post-Termination Non-Compete Term, as defined in Paragraph 15 of the Employment Agreement, whichever ends earlier (the “Restricted Period”), Employee shall refrain from accepting other employment with, or providing services to any company or other entity that:

(A) as of the Separation Date or as of the end of the six-month period following such Separation Date competes with the Company in the upstream exploration and production business, which for the avoidance of doubt includes any leasing, acquiring, exploring, developing, or producing hydrocarbons and related products (the “E&P Business”) within the boundaries of, or within a 25-mile radius of the boundaries of, any mineral property interest of the Company or its affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company or its affiliates and any third party) or any other property on which the Company or its affiliates have an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping); or

(B) is an E&P Business that as of the Separation Date or as of the end of the six-month period following such Separation Date, both (x) is headquartered within a 60-mile radius of the Company’s headquarters located at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, where Employee was employed, and (y) has a stockholders’ or members’ equity, or equivalent measure of equity capital under generally accepted accounting principles, of $200 million or more. Notwithstanding any other provision of this Agreement, the Company agrees that its sole and exclusive remedy for a breach of this Paragraph 7(e)(ii)(B) by Employee shall be the forfeiture of any unearned Restricted Stock Units that have not become available as set forth in the schedule contained in the attached Appendix A.

(iii) Notwithstanding the foregoing, nothing in this Paragraph 7(e) shall preclude Employee from making personal investments in securities of oil and gas companies that are registered on a national stock exchange, if the aggregate amount owned by Employee and all immediate family members and affiliates does not exceed 1% of such company’s outstanding securities.

(f) Post-Separation Cooperation: Following the Separation Date, Employee will cooperate with the Company at its request to assist with existing or future investigations, proceedings, litigation, examinations or other fact-finding or adjudicative proceedings, public or private, involving any of the Company Parties. This obligation includes promptly meeting with representatives of the Company at reasonable times upon their request, and providing information and, where applicable, testimony, that is truthful, accurate and complete, according to information known to Employee. From and after the Service Period, the Company will pay Employee $200 for each hour that Employee provides such assistance at the Company’s request. Employee will submit to the Company a statement no later than thirty (30) days after providing any such services under this Paragraph 7(f) setting out the number of hours such services were performed and the Company will pay for such services within thirty (30) days after receipt of such statement. The Company also will reimburse Employee, within thirty (30) days after submission of substantiating documentation, for reasonable out-of-pocket travel, lodging and other incidental expenses (but not attorney’s fees) Employee incurs in providing such assistance, provided that expenses over $500 have been approved in advance by an authorized representative of the Company and Employee submits such documentation within thirty (30) days after the expense is incurred. If requested by any of the Company Parties, Employee will make good faith efforts to travel to such locations as any of the Company Parties may reasonably request to provide such assistance provided that travel time will be billed at the above rate.

8. Enforcement of Covenants and Remedies.

(a) Enforcement of Covenants: Employee acknowledges and agrees that the Company previously fulfilled its agreement to provide him with confidential information and that his covenants in Paragraphs 6 and 7 of this Agreement are ancillary to that prior enforceable agreement and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants in Paragraphs 7(d) and 7(e) are reasonable and acceptable to Employee and do not import any greater restraint than is reasonably necessary to protect the Company’s goodwill, confidential information, and other legitimate business interests. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in Paragraphs 7(d) or 7(e) are unenforceable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under law.

(b) Remedies: In the event of a breach or threatened breach by Employee of any of his covenants in Paragraphs 6 or 7 of this Agreement, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of such breach, violation, or threatened breach or violation. Employee acknowledges that damages are an inadequate remedy for any breach of the terms and conditions set forth in Paragraphs 6 or 7 of this Agreement and agrees that the Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

9. Employee Representations. Employee acknowledges that:

(a) Employee is hereby advised to consult with an attorney before signing this Agreement and has had adequate opportunity to do so.

(b) Employee would not otherwise have been entitled to the consideration described in Paragraph 3 of this Agreement and that Company agreed to provide such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

(c) Employee has been given at least twenty-one (21) days to review this Agreement and understands that if he does not accept this Agreement by May 12, 2014, this offer will expire.

(d) Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired without Employee’s revocation. Any notice of revocation of the Agreement is effective only if received by the Company in writing by the seventh day after Employee signs this Agreement at the following address: One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. Employee understands that if he revokes his acceptance of this Agreement pursuant to this Paragraph 9(d), the Company will not provide him with any severance payment described in Paragraph 2, above, and all other terms of this Agreement will become null and void.

10. Corporate Changes. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Employee’s obligations hereunder shall continue in favor of such successor corporation.

11. Voluntary Agreement. Employee acknowledges and agrees that he has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known or unknown, past or present, including all claims under the Age Discrimination in Employment Act. Employee further warrants that he executes this Agreement of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney. Finally, Employee enters into this Agreement fully knowing its effect and he does so voluntarily, in exchange for the consideration stated above.

12. Dispute Resolution. If any dispute arising out of or relating to this Agreement, including any question regarding its existence or validity (a “Dispute”) cannot be amicably resolved by the parties, the parties shall submit the Dispute to nonbinding mediation as soon as reasonably possible after the Dispute arose. If complete agreement cannot be reached within five (5) calendar days of submission to mediation, either party may file a civil action against the other party in any court of competent jurisdiction permitted under Paragraph 17.

Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE PARTIES SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT OR THE EMPLOYMENT AGREEMENT. IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

13. Entire Agreement. Employee and the Company agree that this Agreement contains the entire agreement between the parties, and supersedes all prior agreements or understandings between the parties, both written and oral, between the parties pertaining to matters encompassed in this Agreement, including, without limitation the Employment Agreement. Employee agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company, but is instead relying solely on his own judgment and his legal and tax advisors, if any.

14. Amendment of Agreement. This Agreement cannot be modified except by a written agreement signed by both parties and specifically identified as an amendment to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed; provided, that such amendment is immaterial and would not cause a material reduction of any benefits provided to Employee hereunder.

15. Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term of provision of this Agreement.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision may be made enforceable by limitation, then such provision shall be deemed so limited and shall be enforceable to the maximum extent permitted by applicable law. This Agreement will be binding upon and inure to the benefit of the parties’ respective successors, assigns, legal representatives and heirs.

17. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. Employee and the Company hereby irrevocably consent to the binding and exclusive venue for any Dispute between the parties arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Tarrant County, Texas. Nothing in this Agreement, however, precludes Employee or the Company from seeking to remove a civil action from any state court to federal court.

18. Notices. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or such other address as the Company may hereafter designate. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to: 2425 Brookgreen Ct., Bedford, Texas 76021, or such other address as Employee may hereafter designate.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

20. Right to Consult a Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, Employee has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

[Signature Page Follows]

APPROACH RESOURCES INC.,
a Delaware Corporation

By:	/s/ J. Ross Craft
Name:	J. Ross Craft
Title:	President and CEO

Accepted by:

/s/ Ralph P. Manoushagian
Ralph P. Manoushagian

Date: May 12, 2014

Attachments: Appendix A – Restricted Stock Unit Grant and Agreement

APPENDIX A

APPROACH RESOURCES INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AND AGREEMENT

This Restricted Stock Unit Grant and Agreement (“Agreement”) is made and entered into as of the date set forth below by and between Approach Resources Inc., a Delaware corporation (the “Company”) and you;

WHEREAS, the Company agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the Approach Resources Inc. 2007 Stock Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain Employees, Outside Directors and other service providers of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement;

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the date set forth below, an award consisting of 41,281 restricted stock units (“Restricted Stock Units”), whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.01 per share, of the Company (“Stock”), plus the additional Cash Dividend Rights or Dividend Unit Rights, as applicable, set forth in Section 3, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan and/or in the Executive Grant and Separation Agreement dated May 12, 2014 (the “Separation Agreement”).

2. No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain unsecured and unfunded at all times prior to the date on which such shares of Stock are issued pursuant to the schedule set forth in Section 6.

3. Cash Dividend Rights; Dividend Unit Rights. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall pay to you an amount in cash or additional restricted stock units equal to the cash or Stock dividends, as applicable, that you would have received if you were the holder of record, as of such record date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend (however, in no event shall the Cash Dividend Rights or Dividend Unit Rights be paid later than thirty (30) days following the date on which the Company pays such dividend to its shareholders generally). To the extent any additional Restricted Stock Units are delivered pursuant to a Dividend Unit Right, such additional Restricted Stock Units shall be subject to the payment schedule set forth below in Section 6.

4. Restrictions. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire pursuant to the schedule set forth in Section 6 of this Agreement and Stock is issued to you as described in Section 5 of this Agreement.

5. Issuance of Stock. No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units are scheduled to be settled in accordance with Section 6. After reaching a scheduled date pursuant to Section 6, the Company shall, promptly and within fifteen (15) days of such date, cause to be issued Stock registered in your name in payment of such Restricted Stock Units upon receipt by the Company of any required tax withholding, as set forth in Section 7 hereof. The Company shall evidence the Stock to be issued in payment of the scheduled Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

6. Schedule of Settlement Payments.

(a) The restrictions on all of the Restricted Stock Units granted pursuant to this Agreement will expire and Stock will become issuable with respect to the Restricted Stock Units, as set forth in this Section 6 (which Stock will be transferable when issued, and nonforfeitable) on or subsequent to the applicable dates set forth in the following schedule:

Total Number of Shares underlying RSUs at Grant	Number of Shares available on 12/31/2014
41,281	41,281

(b) Notwithstanding the schedule set forth in (a) above,

(i) if you die prior to the time at which you would otherwise become entitled to a payment of the Stock with respect to your Restricted Stock Units, then the schedule set forth above shall be accelerated and 100% of all previously unpaid shares of Stock attributable to your Restricted Stock Units shall become due and payable as of the date of your death, or

(ii) if a Change of Control occurs then the schedule set forth above shall be accelerated and 100% of all previously unpaid shares of Stock attributable to your Restricted Stock Units shall become due and payable as of the date upon which such Change of Control occurs.

(c) For purposes of this Agreement, “Change of Control” has the definition provided such term in the Plan with the following language added as the last sentence:

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and with respect to which a Change of Control will accelerate payment, “Change of Control” shall mean an event that qualifies both as a “change of control” as defined in the Plan as well as a “change of control event” as defined in the regulations and guidance issued under Section 409A of the Code

7. Payment of Taxes. The Company may require you to pay to the Company (or a subsidiary of the Company’s if you are an employee of such entity), an amount the Company deems necessary to satisfy its (or its subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the stock withholding option described in subsection (a) of the foregoing sentence, you must make the election at the time and in the manner the Company prescribes.

8. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK IN SETTLEMENT OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE

FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

9. Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

10. Legends. The Company may at any time place legends referencing any restrictions imposed on the shares of Stock pursuant to this Agreement on all certificates representing shares of Stock issued with respect to this Award.

11. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

12. No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

13. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

14. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

15. Company Records. Records of the Company or any of its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

16. Company Action. Any action required of the Company shall be by resolution of the Board or by a committee, person or entity authorized to act by resolution of the Board. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

17. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.

18. Dispute Resolution. Paragraph 12 of the Separation Agreement is incorporated in its entirety by reference herein.

19. Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or such other address as the Company may hereafter designate. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to: 2425 Brookgreen Ct., Bedford, Texas 76021, or such other address as Employee may hereafter designate.

20. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

21. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns. In the event of any consolidation or merger of the Company into or with any other entity during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another person or entity during the term of this Agreement, such successor person or entity shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and your obligations and restrictions hereunder shall continue in favor of such successor person or entity.

22. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision may be made enforceable by limitation, then such provision shall be deemed so limited and shall be enforceable to the maximum extent permitted by applicable law. This Agreement will be binding upon and inure to the benefit of the parties’ respective successors, assigns, legal representatives and heirs.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

24. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

25. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. You and the Company hereby irrevocably consent to the binding and exclusive venue for any Dispute between the parties arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Tarrant County, Texas. Nothing in this Agreement, however, precludes you or the Company from seeking to remove a civil action from any state court to federal court. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

26. Amendment. This Agreement cannot be modified except by a written agreement signed by both parties and specifically identified as an amendment to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without your further consent in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed; provided, that such amendment is immaterial and would not cause a material reduction of any benefits provided to you.

27. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28. Right to Consult a Tax Advisor. Notwithstanding any contrary provision in this Agreement, you shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on you, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, you have the right, and are encouraged by this paragraph, to consult with a tax advisor of your choice before signing this Agreement.

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By your signature and the signature of the Company’s representative below, you and the Company hereby acknowledge receipt of the Restricted Stock Units issued on the date set forth below, which have been granted under the terms and conditions contained herein and in the Plan.

You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your execution of this Agreement and your receipt and holding of and the vesting of the Restricted Stock Units, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt and holding of and the settlement of the Restricted Stock Units.

You further acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan which are incorporated herein by reference.

APPROACH RESOURCES INC.,
a Delaware Corporation

By:
Name:
Title:

Accepted by:

Ralph P. Manoushagian

Date:

Attachments: Approach Resources Inc. 2007 Stock Incentive Plan, as amended